SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

Slack Technologies, Inc.

(Name of Issuer)

Class A Common Stock, $0.0001 par value

(Title of Class of Securities)

83088V102

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1

CUSIP NO. 83088V102	13 G
1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel X L.P. (“A10”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
37,199,820 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A10. Accel X Associates L.L.C. (“A10A”), the general partner of A10, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
37,199,820 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A10. A10A, the general partner of A10, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	37,199,820
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	11.3% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 328,561,923 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on December 4, 2019 (the “Form 10-Q”), plus (ii) 37,199,820 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A10.

2

CUSIP NO. 83088V102	13 G
1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel X Strategic Partners L.P. (“A10SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,791,990 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A10SP. A10A, the general partner of A10SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,791,990 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A10SP. A10A, the general partner of A10SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,791,990
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.9% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 294,154,093 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 2,791,990 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A10SP.

3

CUSIP NO. 83088V102	13 G
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel X Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
39,991,810 shares issuable upon conversion of Class B Common Stock, of which 37,199,820 are directly owned by A10 and 2,791,990 are directly owned by A10SP. A10A, the general partner of A10 and A10SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
39,991,810 shares issuable upon conversion of Class B Common Stock, of which 37,199,820 are directly owned by A10 and 2,791,990 are directly owned by A10SP. A10A, the general partner of A10 and A10SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,991,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	12.1% (1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 331,353,913 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 37,199,820 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A10, plus (iii) 2,791,990 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A10SP.

4

CUSIP NO. 83088V102	13 G
1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Investors 2009 L.L.C. (“AI09”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,493,490 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AI09
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 1,493,490 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AI09
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,493,490
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 292,855,593 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 1,493,490 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AI09.

5

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI L.P. (“A11”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,598,564 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A11. Accel XI Associates L.L.C. (“A11A”), the general partner of A11, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,598,564 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A11. A11A, the general partner of A11, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,598,564
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.8% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 305,960,667 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 14,598,564 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A11.

6

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Strategic Partners L.P. (“A11SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,096,840 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,096,840 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,096,840
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 292,458,943 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 1,096,840 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A11SP.

7

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,695,404 shares issuable upon conversion of Class B Common Stock, of which 14,598,564 are directly owned by A11 and 1,096,840 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,695,404 shares issuable upon conversion of Class B Common Stock, of which 14,598,564 are directly owned by A11 and 1,096,840 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,695,404
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.1% (1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 307,057,507 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 14,598,564 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A11, plus (iii) 1,096,840 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by A11SP.

8

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Investors 2013 L.L.C. (“AI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,550,384 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AI13.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 1,550,384 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AI13.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,550,384
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 292,912,487 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 1,550,384 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AI13.

9

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III L.P. (“AGF3”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,822,116 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGF3. Accel Growth Fund III Associates L.L.C. (“AGF3A”), the general partner of AGF3, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,822,116 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGF3. AGF3A, the general partner of AGF3, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,822,116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.8% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 306,184,219 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 14,822,116 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF3.

10

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III Strategic Partners L.P. (“AGF3SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
699,769 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGF3SP. AGF3A, the general partner of AGF3SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
699,769 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGF3SP. AGF3A, the general partner of AGF3SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	699,769
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 292,061,872 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 699,769 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF3SP.

11

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,521,885 shares issuable upon conversion of Class B Common Stock, of which 14,822,116 are directly owned by AGF3 and 699,769 are directly owned by AGF3SP. AGF3A, the general partner of AGF3 and AGF3SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,521,885 shares issuable upon conversion of Class B Common Stock, of which 14,822,116 are directly owned by AGF3 and 699,769 are directly owned by AGF3SP. AGF3A, the general partner of AGF3 and AGF3SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,521,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.1% (1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 306,883,988 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 14,822,116 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF3, plus (iii) 699,769 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF3SP.

12

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2014 L.L.C. (“AGFI14”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 981,989 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGFI14.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 981,989 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGFI14.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	981,989
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 292,344,092 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 981,989 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI14.

13

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV L.P. (“AGF4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,877,680 shares issuable upon conversion of Class B Common Stock, all of which are owned by AGF4. Accel Growth Fund IV Associates L.L.C. (“AGF4A”), the general partner of AGF4, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,877,680 shares issuable upon conversion of Class B Common Stock, all of which are owned by AGF4. AGF4A, the general partner of AGF4, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,877,680
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 296,239,783 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 4,877,680 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF4.

14

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Strategic Partners L.P. (“AGF4SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
27,749 shares issuable upon conversion of Class B Common Stock, all of which are owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
27,749 shares issuable upon conversion of Class B Common Stock, all of which are owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	27,749
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 291,389,852 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 27,749 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF4SP.

15

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,905,429 shares issuable upon conversion of Class B Common Stock, of which 4,877,680 are directly owned by AGF4 and 27,749 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,905,429 shares issuable upon conversion of Class B Common Stock, of which 4,877,680 are directly owned by AGF4 and 27,749 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,905,429
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 296,267,532 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 4,877,680 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF4, plus (iii) 27,749 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF4A.

16

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2016 L.L.C. (“AGFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 233,298 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGFI16.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 233,298 shares issuable upon conversion of Class B Common Stock, all of which are directly owned by AGFI16.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	233,298
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 291,595,401 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 233,298 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI16.

17

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund L.P. (“ALF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,347,025 shares issuable upon conversion of Class B Common Stock, all of which are owned by ALF. Accel Leaders Fund Associates L.L.C. (“ALFA”), the general partner of ALF, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,347,025 shares issuable upon conversion of Class B Common Stock, all of which are owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,347,025
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 295,709,128 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 4,347,025 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

18

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,347,025 shares issuable upon conversion of Class B Common Stock, of which all are directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,347,025 shares issuable upon conversion of Class B Common Stock, of which all are directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to disposes of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,347,025
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 295,709,128 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 4,347,025 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

19

CUSIP NO. 83088V102	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 207,696 shares issuable upon conversion of Class B Common Stock, all of which are owned by ALFI16.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 207,696 shares issuable upon conversion of Class B Common Stock, all of which are owned by ALFI16.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	207,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 291,569,799 shares of Class A Common Stock, calculated as follows, (i) 291,362,103 shares of Class A Common Stock outstanding, as of November 15, 2019, as reported by the Issuer in its Form 10-Q, plus (ii) 207,696 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16.

20

CUSIP NO. 83088V102	13 G

ITEM 1(A).	NAME OF ISSUER Slack Technologies, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES 500 Howard Street San Francisco, CA 94105

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Accel X L.P., a Delaware limited partnership (“A10”), Accel X Strategic Partners L.P., a Delaware limited partnership (“A10SP”), Accel X Associates L.L.C., a Delaware limited liability company (“A10A”), Accel Investors 2009 L.L.C., a Delaware limited liability company (“AI09”), Accel XI L.P., a Delaware limited partnership (“A11”), Accel XI Strategic Partners L.P., a Delaware limited partnership (“A11SP”), Accel XI Associates L.L.C., a Delaware limited liability company (“A11A”), Accel Investors 2013 L.L.C., a Delaware limited liability company (“AI13”), Accel Growth Fund III L.P., a Delaware limited partnership (“AGF3”), Accel Growth Fund III Strategic Partners L.P., a Delaware limited partnership (“AGF3SP”), Accel Growth Fund III Associates L.L.C., a Delaware limited liability company (“AGF3A”), Accel Growth Fund Investors 2014 L.L.C., a Delaware limited liability company (“AGFI14”), Accel Growth Fund IV L.P., a Delaware limited partnership (“AGF4”), Accel Growth Fund IV Strategic Partners L.P., a Delaware limited partnership (“AGF4SP”), Accel Growth Fund IV Associates L.L.C., a Delaware limited liability company (“AGF4A”), Accel Growth Fund Investors 2016 L.L.C., a Delaware limited liability company (“AGFI16”), Accel Leaders Fund L.P., a Delaware limited partnership (“ALF”), Accel Leaders Fund Associates L.L.C., a Delaware limited liability company (“ALFA”), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”). The foregoing entities are collectively referred to as the “Reporting Persons.”

A10A is the general partner of A10 and A10SP, and may be deemed to have the sole power to vote and sole power to dispose of shares of the issuer directly owned by A10 and A10SP. A11A is the general partner of A11 and A11SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A11 and A11SP. AGF3A is the general partner of AGF3 and AGF3SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF3 and AGF3SP. AGF4A is the general partner of AGF4 and AGF4SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF4 and AGF4SP. ALFA is the general partner of ALF and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ALF.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE
The address for each of the Reporting Persons is: Accel Partners 500 University Avenue Palo Alto, CA 94301

ITEM 2(C).	CITIZENSHIP
A10, A10SP, A11, A11SP, AGF3, AGF3SP, AGF4, AGF4SP and ALF are Delaware limited partnerships. A10A, AI09, A11A, AI13, AGF3A, AGFI14, AGF4A, AGFI16, ALFA and ALFI16 are Delaware limited liability companies.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES Common Stock, $0.0001 par value.

ITEM 2(E).	CUSIP NUMBER

83088V102

ITEM 3.	Not Applicable

21

CUSIP NO. 83088V102		13 G

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Class A Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2019.

	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

	(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

    See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

    See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of A10, A10SP, A11, A11SP, AGF3, AGF3SP, AGF4, and AGF4SP, and the limited liability company agreements of A10A, AI09, A11A, AI13, AGF3A, AGFI14, AGF4A, AGFI16, ALFA and ALFI16, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not Applicable.

22

CUSIP NO. 83088V102	13 G

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not Applicable.

ITEM 10.	CERTIFICATION. Not Applicable.

23

CUSIP NO. 83088V102	13 G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2020

Entities:	Accel X L.P.*
Accel X Strategic Partners L.P.*
Accel X Associates L.L.C.*
Accel Investors 2009 L.L.C.*
Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund III L.P.*
Accel Growth Fund III Strategic Partners L.P.*
Accel Growth Fund III Associates L.L.C.*
Accel Growth Fund Investors 2014 L.L.C.*
Accel Growth Fund IV L.P.*
Accel Growth Fund IV Strategic Partners L.P.*
Accel Growth Fund IV Associates L.L.C.*
Accel Growth Fund Investors 2016 L.L.C.*
Accel Leaders Fund L.P.*
Accel Leaders Fund Associates L.L.C.*
Accel Leaders Fund Investors 2016 L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

24

CUSIP NO. 83088V102	13 G

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	26

25

CUSIP NO. 83088V102	13 G

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Slack Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 12, 2020

Entities:	Accel X L.P.*
Accel X Strategic Partners L.P.*
Accel X Associates L.L.C.*
Accel Investors 2009 L.L.C.*
Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund III L.P.*
Accel Growth Fund III Strategic Partners L.P.*
Accel Growth Fund III Associates L.L.C.*
Accel Growth Fund Investors 2014 L.L.C.*
Accel Growth Fund IV L.P.*
Accel Growth Fund IV Strategic Partners L.P.*
Accel Growth Fund IV Associates L.L.C.*
Accel Growth Fund Investors 2016 L.L.C.*
Accel Leaders Fund L.P.*
Accel Leaders Fund Associates L.L.C.*
Accel Leaders Fund Investors 2016 L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

26